Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Bio Bridge Science Inc.

We hereby consent to the incorporation by reference in the previously filed Registration Statement of Bio Bridge Science Inc. on Form SB-2 (File No. 333-130816) of our report, dated March 27, 2007, appearing in this Annual Report on Form 10-KSB of Bio Bridge Science Inc. for the year ended December 31, 2006.

/s/ WEINBERG & COMPANY, P.A.

Los Angeles, California March 28, 2007